February 24, 2009

Mr. Peng K. Lim
P.O. Box 16005
Albany, NY 12212

Re:	Amendment to Employment Agreement, Chief Executive Officer of Mechanical Technology, Incorporated

Dear Mr. Lim:

This letter amends our recent letter agreement dated December 31, 2008 (the “Prior Letter”) with respect to the terms of your employment with Mechanical Technology, Incorporated (“MTI” or the “Company”) as Chairman and Chief Executive Officer of MTI and President and Chief Executive Officer of MTI MicroFuel Cells Inc. (“MTI Micro”). The terms of your employment agreement as set forth in the Prior Letter are hereby amended effective as of February 20, 2009 as follows:

1. Base Salary Deferral. Effective March 1, 2009, and continuing through the earlier to occur of May 31, 2009 or the initial closing of a Series A Preferred Stock financing of MTI Micro (the “Deferral Period”), $8,333 per month of your base salary shall be temporarily deferred (hereinafter, the “Deferred Salary”). In consideration of this salary deferral, at the end of the Deferral Period, you will be either (A) paid an amount equal to your total Deferred Salary since March 1, 2009, less applicable tax withholding, paid in equity interests in (i) MTI Micro Series A Preferred Stock based on the per share valuation paid by the investors in the Series A Preferred Stock financing, if the next MTI Micro preferred financing closes on or before May 31, 2009, or (ii) MTI Micro common stock based on a per share valuation agreed upon by MTI Micro and the majority of the MTI Micro bridge note holders, if the next preferred financing does not close on or before May 31, 2009; or (B) in the event (i) the next preferred financing does not close on or before May 31, 2009 and the parties cannot agree on a valuation for MTI Micro common stock, or (ii) a change in control of MTI Micro occurs before June 30, 2009, or (iii) upon the insolvency of, or commission of any act of bankruptcy by, MTI Micro, or assignment for the benefit of creditors by MTI Micro, or filing by or against MTI Micro of a petition in bankruptcy or any petition for relief under the federal bankruptcy act, then you will be issued a secured convertible promissory note in the same form as issued to those certain noteholders participating in the MTI Micro September 2008 bridge financing, as extended to date (the “MTI Micro Bridge Financing”), in the amount of your Deferred Salary since March 1, 2009, less applicable tax withholding, and you shall be included as a “Holder” in the MTI Micro Bridge Financing and entitled to the same warrant coverage and security interest with respect to your participation therein as all other participants in the MTI Micro Bridge Financing, subject to your execution of the applicable documentation.

2. Amendment and Restatement of Prior Letter Base Salary. Section 1 of the Prior Letter (“Base Salary”) shall be amended and restated in its entirety as follows:

“Base Salary: Effective January 1, 2009, your base salary is increased to $350,000 per year; provided that for the months of January 2009 and February 2009, your base salary will be temporarily reduced by $8,333 per month. In consideration of your past services, the postponement of your last annual salary increase from your May anniversary date and the salary reduction in January and February 2009, on June 30, 2009 you will also either: (A) be paid $50,000 of equity interests in (i) MTI Micro Series A Preferred Stock based on the per share valuation paid by the investors in the Series A Preferred Stock financing, if the next MTI Micro preferred financing closes on or before May 31, 2009, or (ii) MTI Micro common stock based on a per share valuation agreed upon by MTI Micro and the majority of the MTI Micro bridge note holders, if the next preferred financing does not close on or before May 31, 2009; or (B) in the event (i) the next preferred financing does not close on or before May 31, 2009 and the parties cannot agree on a valuation for MTI Micro common stock, or (ii) a change in control of MTI Micro occurs before June 30, 2009, or (iii) upon the insolvency of, or commission of any act of bankruptcy by, MTI Micro, or assignment for the benefit of creditors by MTI Micro, or filing by or against MTI Micro of a petition in bankruptcy or any petition for relief under the federal bankruptcy act, then you will be issued a secured convertible promissory note in the same form as issued to those certain noteholders participating in the MTI Micro September 2008 bridge financing, as extended to date (the “MTI Micro Bridge Financing”), in the amount of $50,000, less applicable tax withholding, and you shall be included as a “Holder” in the MTI Micro Bridge Financing and entitled to the same warrant coverage and security interest with respect to your participation therein as all other participants in the MTI Micro Bridge Financing, subject to your execution of the applicable documentation. Your base salary will be paid in accordance with the Company’s regular payroll procedures.”

3. Entire Agreement; Amendment. You acknowledge that the Prior Letter, as amended by this letter agreement, represents the entire understanding between you and the Company and any and all prior written or oral discussions and agreements between you and the Company relating to the subject matter of the Prior Letter, as amended by this letter agreement, or your employment with the Company. Neither the Prior Letter nor this letter agreement can be amended except in a writing signed by both you and an authorized representative of the Company. The Prior Letter and this letter agreement is binding on our respective successors and assigns; provided, however, that your obligations are personal and shall not be assigned by you.

If the foregoing is acceptable, please countersign this letter in the space provided below.

Sincerely,

/s/ E. Dennis O’Connor
E. Dennis O’Connor
Chairman of the Governance, Compensation and Nominating Committee
Mechanical Technology, Incorporated

Accepted:

/s/ Peng K. Lim
Peng K. Lim
Date: February 24, 2009